UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

October 18, 2011

Date of Report (Date of earliest event reported)

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	001-13253	64-0676974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 Troy Street, Tupelo, Mississippi		38804-4827
(Address of principal executive offices(Zip Code)		(Zip Code)

Registrant’s telephone number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 18, 2011, the Board of Directors (the “Board”) of Renasant Corporation (the “Company”) appointed Kevin D. Chapman as Chief Financial Officer of the Company. Stuart R. Johnson will continue his service with the Company as Chief Financial Officer, and thus Mr. Chapman and Mr. Johnson will serve as dual Chief Financial Officers. Mr. Johnson will maintain his primary responsibilities of overseeing corporate governance, profitability analysis and internal accounting, while Mr. Chapman will continue to be responsible for corporate strategy, external financial reporting, forecasting and planning. Both Mr. Johnson and Mr. Chapman will assist in investor relations and oversee various administrative accounting and financial duties.

Mr. Chapman, 36, has been an Executive Vice President of the Company since January, 2011 and Corporate Controller of the Company since May, 2006, and he has served as Senior Executive Vice President and Chief Strategy Officer of Renasant Bank, the Company’s wholly-owned subsidiary (the “Bank”), since January 2011. Mr. Chapman will continue in these roles while serving as Chief Financial Officer of the Company. He was a Senior Vice President of the Bank from January, 2005 until July 2006, at which time he became an Executive Vice President and Chief Accounting Officer of the Bank. Mr. Chapman’s service as an officer of the Company and the Bank is at the discretion of the Board and the board of directors of the Bank, respectively.

As an Executive Vice President of the Company and a Senior Executive Vice President of the Bank, Mr. Chapman is eligible to participate in the incentive arrangements and benefit plans available to the Company’s and the Bank’s senior executives, which are described in more detail in the Company’s proxy statement for its 2011 annual meeting of shareholders. He has not entered into any new plans, contracts or arrangements with the Company or the Bank in connection with his appointment as Chief Financial Officer.

Mr. Chapman has entered into loan and deposit transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

A copy of the press release announcing the appointment of Mr. Chapman as Chief Financial Officer is attached as Exhibit 99 to this Current Report on Form 8-K and incorporated by reference herein.

(e) On October 18, 2011, the Company and R. Rick Hart, the Company’s Executive Vice President and the President of the Tennessee Division and Middle Tennessee Division of the Bank, entered into an amendment to Mr. Hart’s employment agreement. The amendment eliminates the automatic annual increases in Mr. Hart’s base compensation provided for in his employment agreement. This amendment will first take effect as of January 1, 2014, which is the beginning of the additional year added to the term of Mr. Hart’s employment agreement in 2011 pursuant to the renewal provisions thereof.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 18, 2011, the Board adopted Restated Bylaws of the Company. In addition to consolidating previous amendments to the Company’s bylaws and addressing typographical errors, the Restated Bylaws effect the following changes:

•

The stock ownership requirement for the Company’s directors has been increased. Previously, each director was required to own at least $200 par value of Company stock. Under the Restated Bylaws, each director must own (and hold through his or her term as a director) (1) at least $200 par value of Company stock at the time of his or her election, (2) at least 1,000 shares of Company stock by the first anniversary of his or her election and (3) at least 4,000 shares of Company stock by the fifth anniversary of his or her election (assuming the individual remains a director on such anniversary).

•

Prior to the adoption of the Restated Bylaws, the chairman of a committee of the Board was selected by the members of the particular committee. Under the Restated Bylaws, the full Board elects each committee chairman.

A copy of the Restated Bylaws is attached as Exhibit 3(ii) to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

3(ii)	Restated Bylaws of Renasant Corporation.

99	Press Release dated October 21, 2011 issued by Renasant Corporation announcing the appointment of Kevin D. Chapman as Chief Financial Officer of Renasant Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2011	RENASANT CORPORATION

	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief
Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3(ii)	Restated Bylaws of Renasant Corporation.

99	Press Release dated October 21, 2011 issued by Renasant Corporation announcing the appointment of Kevin D. Chapman as Chief Financial Officer of Renasant Corporation.